Exhibit 99.2

COLLEGIATE FUNDING MASTER SERVICING, L.L.C.

OFFICER’S CERTIFICATE

The Bank of New York

10161 Centurion Parkway

Jacksonville, FL 32256

Collegiate Funding Services Education Loan Trust 2004-A

10304 Spotsylvania Avenue, Suite 100

Fredericksburg, VA 22408

Pursuant to Section 4.04(g) of the Indenture dated April 28, 2004, as amended, among Collegiate Funding Services Education Loan Trust 2004-A (the “Issuer”), a statutory trust duly organized and existing under the laws of the State of Delaware (the “State”), and The Bank of New York, a New York banking corporation (together with its successors, the “Trustee”), the undersigned hereby certifies that (i) a review of the activities of the Master Servicer from January 1, 2004 through December 31, 2004 has been made under my supervision, and (ii) to the best of the knowledge of the undersigned, based on the review, the Master Servicer has substantially fulfilled all its material obligations under the Indenture throughout such period.

The undersigned also hereby certifies that the Master Servicer has disclosed all significant deficiencies relating to the Master Servicer’s compliance with the Indenture.

Collegiate Funding Master Servicing, L.L.C.

By:	/s/ Daniel A. Long
Daniel A. Long
Vice President
February 24, 2005